EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors
Sagent Technology, Inc.:

We consent to the inclusion in this registration statement on Form S-1 of Sagent Technology, Inc. of our report dated February 1, 2002, relating to the consolidated balance sheets of Sagent Technology, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended, and related financial statement schedule as of and for the years ended December 31, 2001 and 2000 included herein.

We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/	KPMG LLP

Mountain View, California
May 2, 2002